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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 12B-25


                          NOTIFICATION OF LATE FILING


                                                Commission File Number 000-22681

          (check one)    [ ] Form 10-K and Form 10-KSB  [ ] Form 11-K

     [ ] Form 20-F       [X] Form 10-Q and Form 10-QSB      [ ] Form N-SAR

          For period ended March 31, 1998
                           ----------------------------------------------------

[ ] Transition Report on Form 10-K and Form KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form N-SAR

          For the transition period ended
                                         --------------------------------------

          Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

          If the notification related to a portion of then filing checked above, identify the item(s) to which the notification relates: N/A
                                                               ----------------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant Medley Credit Acceptance Corp.
                        ------------------------------

Former name if applicable N/A.
                          ----

Address of principal executive office [Street and Number]
1100 Ponce De Leon Boulevard
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City, State and Zip Code Coral Gables, Florida 33134
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                                    PART II
                             RULE 12-B25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

     [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE


     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

     The Company is unable to assemble, print and file Form 10-QSB within the prescribed time.


                                    PART IV
                               OTHER INFORMATION

     (1)  Name and telephone number of person to contact in regard to this
notification.       Robert D. Press          (305) 443-5002
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                    (Name)               (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such short period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes   [ ] No


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     (3)  It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

N/A.  The Company was not a reporting company on March 31, 1997
                                                                 [ ] Yes [ ] No




                         MEDLEY CREDIT ACCEPTANCE CORP.
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                  (Name of Registrant as Specified in Charter.


     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date  May 15, 1998                 By:          /s/ Alyce Schreiber,
    ------------------                 ----------------------------------------
                                           Alyce Schreiber, Vice President



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